UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TIVO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, AUGUST 2, 2006

To our Stockholders:

The 2006 Annual Meeting of Stockholders of TiVo Inc., a Delaware corporation, will be held on Wednesday, August 2, 2006, beginning at 10:30 a.m. local time at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

1.	Election of three directors to hold office until the 2009 Annual Meeting of Stockholders;

2.	Ratification of the selection of KPMG LLP as independent auditors of TiVo for its fiscal year ending January 31, 2007; and

3.	Transaction of any other business as may properly come before the Annual Meeting.

All holders of record of shares of TiVo common stock at the close of business on June 7, 2006 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By order of the Board of Directors,

/s/ Thomas S. Rogers
Thomas S. Rogers
Chief Executive Officer and President

Alviso, California

May 31, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

PROXY STATEMENT

This proxy statement is being solicited on behalf of the Board of Directors of TiVo Inc. for use at the Annual Meeting of Stockholders of TiVo Inc., including any postponements or adjournments, to be held on Wednesday, August 2, 2006 beginning at 10:30 a.m. at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about June 19, 2006.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our 2006 Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three directors, ratification of the selection of the Company’s independent auditors, and any other business as may properly come before the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on June 7, 2006, the record date for the meeting, are entitled to receive notice of and to participate in the 2006 Annual Meeting. If you were a stockholder of record as of the close of business on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of TiVo common stock?

Each outstanding share of TiVo common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Please also see “How do I vote?” for instructions on voting at the annual meeting if you hold your shares in “street name.”

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding as of the close of business on the record date will constitute a quorum, permitting the meeting to conduct its business. At the close of business on May 10, 2006, there were 86,228,203 shares of our common stock outstanding and entitled to vote. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders, who wish to vote at the meeting, will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company at our principal executive office, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

What are the Board of Director’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for the election of three directors to hold office until the 2009 Annual Meeting of Stockholders (see Proposal 1); and

•	for ratification of the selection of KPMG LLP as independent auditors for TiVo for its fiscal year ending January 31, 2007 (see Proposal 2).

With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

All votes will be tabulated by the Inspector of Elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted in accordance with the recommendations of the Board. With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion, as the case may be with respect to the item not marked. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval at which a quorum is present as is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares present in person or represented by proxy. A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Share represented by such “broker non-votes” will, however be count in determining whether there is a quorum.

There is no statutory or contractual right of appraisal or similar remedy available to those stockholders who dissent from any matter to be acted upon.

Who pays for the solicitation of proxies?

We will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.

Is my vote confidential?

Proxies, ballots, and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

How do I find out the voting results?

Final voting results will be announced at the meeting and will be published in our Quarterly Report on Form 10-Q for the quarter ending July 31, 2006. We will file this quarterly report with the Securities and Exchange Commission (“SEC”). After the Form 10-Q is filed, you may obtain a copy by:

•	visiting our website; or

•	contacting our Investor Relations department at (408) 519-9345.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board is presently composed of eight members. The Board has selected the three Class I director nominees listed below to be re-elected at the 2006 Annual Meeting. All of the nominees for election to this class are currently directors of TiVo. The term of office of each person elected as a director at this meeting will continue until the 2009 Annual Meeting or until the director’s successor has been duly elected or appointed and qualified, or until such director’s earlier death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management and the Board have no reason to believe that any nominee will be unable to serve. There are no family relationships among any of the directors, director nominees, or executive officers of TiVo.

The names of the nominees, their ages as of May 10, 2006 and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Michael Ramsay	56	Former Chairman of the Board and Former Chief Executive Officer	1997

Randy Komisar	51	Partner, Kleiner Perkins Caufield and Byers	1998

Geoffrey Y. Yang	47	Managing Director, Redpoint Ventures and General Partner, Institutional Venture Partners	1997

Michael Ramsay

Michael Ramsay, along with Jim Barton, founded TiVo in August of 1997. Mr. Ramsay was Chairman and CEO of TiVo from its founding until July 1, 2005. Mr. Ramsay continues to serve TiVo as a member of the Board, chairing the Technology Committee, and as an employee of TiVo. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for Silicon Graphics, Inc., or SGI, a manufacturer of advanced graphics computers. From August 1994 to April 1996, Mr. Ramsay was President of Silicon Studio, Inc., a wholly owned subsidiary of SGI focused on enabling applications development for emerging interactive media markets. From July 1991 to August 1994, Mr. Ramsay served as the Senior Vice President and General Manager of SGI’s Visual Systems Group. Mr. Ramsay also held the positions of Vice President and General Manager for the Entry Systems Division of SGI. Prior to 1986, Mr. Ramsay held research & development and engineering management positions at Hewlett-Packard and Convergent Technologies. Mr. Ramsay holds a B.S. degree in Electrical Engineering from the University of Edinburgh, Scotland.

Randy Komisar

Randy Komisar has served as a director of TiVo since March 1998. Mr. Komisar has been a Partner of Kleiner Perkins Caufield and Byers, a venture capital investment firm, since April 2005. Prior to that position, Mr. Komisar had been a strategic business advisor and director to various emerging companies. Mr. Komisar also served as President and Chief Executive Officer of Crystal Dynamics Inc., a video game development and publishing company, between May 1995 and June 1996. He served as President and Chief Executive Officer of LucasArts Entertainment Company, a digital entertainment company, between January 1994 and May 1995. Mr. Komisar holds a B.A. degree in Economics from Brown University and a J.D. degree from Harvard Law School.

Geoffrey Y. Yang

Geoffrey Y. Yang has served as a director of TiVo since October 1997. Since August 1999, Mr. Yang has been a Managing Director of Redpoint Ventures, a venture capital firm. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm, since 1989. Mr. Yang led the firm’s investments in Excite, Ask Jeeves, MySpace, Juniper, Foundry, and MMC Networks, and, in addition to TiVo, sits on the boards of numerous private companies. Mr. Yang holds a B.S.E. degree in Engineering and Management Systems from Princeton University and an M.B.A. degree from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

DIRECTORS NOT STANDING FOR ELECTION AND EXECUTIVE OFFICERS

The members of the Board whose terms or directorships do not expire at the 2006 Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name of Director	Age	Class/Term Expiration	Principal Occupation	Director Since
Charles B. Fruit	59	Class II/2007	Senior Vice President, Chief Marketing Officer, The Coca-Cola Company	2004

Mark W. Perry	62	Class II/2007	General Partner, New Enterprise Associates	2003

Thomas S. Rogers	51	Class III/2008	President and Chief Executive Officer	2003

Joseph Uva	50	Class III/2008	President, Chief Executive Officer, Optimum Media Direction, Inc.	2004

David M. Zaslav	46	Class II/2007	Executive Vice President, NBC and President, NBC Cable	2000

Charles B. Fruit

Charles B. Fruit was appointed by our Board to serve as a director in January 2004. Mr. Fruit has been Senior Advisor for Marketing, Strategy & Innovation for The Coca-Cola Company since March 2006. Prior to this position, Mr. Fruit served as Senior Vice President and Chief Marketing Officer for The Coca-Cola Company. He began his career with Coca-Cola in 1991 as Vice President, Director of Global Media Services. He then served as Vice President, Media & Marketing Assets from August 1993 until he became Marketing Chief of Staff in November 2000 after which he became Senior Vice President, Integrated Marketing. Prior to The Coca-Cola Company, Mr. Fruit spent 15 years at Anheuser-Busch, Inc. where he served as Vice President and Director of Media & Sports Marketing. Mr. Fruit has served as a national director of both the American Advertising Federation (AAF) and the Association of National Advertisers (ANA) and is presently on the Board of the Advertising Council, Inc. Mr. Fruit received a B.A. degree in Political Science from Williams College in Williamstown, Massachusetts.

Mark W. Perry

Mark W. Perry was appointed by our Board to serve as a director in January 2003. Mr. Perry joined New Enterprise Associates, a venture capital investment firm, as a consultant in October 1995 and became a General Partner in June 1996. From April 1994 to December 1995, Mr. Perry served as President and CEO and then as Chairman of Viewstar Corporation, a provider of business process automation client/server software. From 1985 to 1994, Mr. Perry held various executive officer positions at Silicon Graphics, Inc., including Vice Chairman (1992 to 1994), Executive Vice President (1988 to 1991), and Vice President of Finance and Administration and CFO (1985 to 1987). Prior to joining SGI, Mr. Perry was Executive Vice President and COO of Sonoma Vineyards and a partner at Arthur Young & Company. Mr. Perry also serves on the board of directors for numerous private companies including Cendura Corporation, CreekPath Systems, Inc., Interlace Systems, Leapstone Systems, Inc., NewPath Ventures LLC, newScale, Inc., ReShape Inc., TestMart, Inc. and Think3, Inc. He is a Certified Public Accountant in California. Mr. Perry holds a B.A. degree in Economics (cum laude) from Amherst College and an M.B.A. degree (with distinction) from Harvard University.

Thomas S. Rogers

Thomas S. Rogers was appointed by our Board to serve as a director in September 2003 and was named President and Chief Executive Officer of TiVo, effective July 1, 2005. In connection with being appointed as our President and Chief Executive Officer, Mr. Rogers resigned as Vice Chairman of our board of directors and as a Class II Director and was immediately reappointed by our board of directors as a Class III Director. Mr. Rogers served as Chairman of the Board of Teleglobe International Holdings, Ltd. (NASDAQ:TLGB), a provider of international voice, data, internet, and mobile roaming services, a position he held from November 2004 to February 2006. From July 2003 until July 2005, he also served as Chairman of TRget Media, a media industry investment and operations advisory firm. From 2004 until July 2005, he also served as the Senior Operating Executive for media and entertainment for Cerberus Capital Management, a large private equity firm. From October 1999 until April 2003, Mr. Rogers was Chairman and CEO of Primedia, Inc. (NYSE:PRM), a print, video, and online media company. From January 1987 until October 1999, Mr. Rogers held positions with National Broadcast Company, Inc. including President of NBC Cable and Executive Vice President. Mr. Rogers holds a B.A. degree in Government from Wesleyan University and a J.D. degree from Columbia Law School.

Joseph Uva

Joseph Uva was appointed by our Board to serve as a director in January 2004. Since January 2002, Mr. Uva has been President and Chief Executive Officer of OMD Worldwide, a media buying and planning agency. From June 1996 until December 2001, he was President of Entertainment Sales for Turner Broadcasting Sales, Inc. where he oversaw and directed advertising sales for Turner Entertainment. Mr. Uva holds a B.A. degree in Rhetoric & Communications from The State University of New York, at Albany, N.Y.

David M. Zaslav

David M. Zaslav has served as a director of TiVo since September 2000. Mr. Zaslav was originally elected to serve on the Board as the nominee of National Broadcasting Company, Inc., or NBC, Inc. though NBC no longer has nominee rights. Mr. Zaslav was named president of NBC Universal Cable and Domestic TV and New Media Distribution in May 2006. Mr. Zaslav is also an Executive Vice President of NBC. From October 1999 until May 2006, Mr. Zaslav had been the President of NBC Cable, a cable television distribution company which provides CNBC, MSNBC, and Valuevision to cable television systems and satellite television providers across the United States, and which has equity interests in the A&E Television Networks, including The History Channel. Prior to to October 1999, Mr. Zaslav served in a number of capacities for NBC, including Executive Vice President, Business Development, and Senior Vice President and General Counsel, NBC Cable. From April 1996 to October 1996, Mr. Zaslav was President of NBC Cable Distribution. Mr. Zaslav has been employed with NBC since 1989. Prior to joining NBC, Mr. Zaslav was an attorney at the law firm of LeBoeuf, Lamb, Leiby & MacRae, based in New York. Mr. Zaslav also serves on the Board of Directors of the A&E Television Networks, National Geographic Television, Cable in the Classroom and the Center for Communications in New York. He was also an adjunct professor at Fordham University, where he created and taught for several years a graduate-level course on the business of cable television. He holds a B.S. degree from SUNY Binghamton and a J.D. degree from Boston University School of Law.

BOARD COMMITTEES , MEMBERS, AND MEETINGS

The Board met eleven times during the fiscal year ended January 31, 2006. Each director attended at least 75% of all Board and applicable committee meetings during fiscal 2006, except David Zaslav. Our policy is to encourage our Board members to attend each annual meeting of stockholders, and two Board members attended our 2005 Annual Meeting. The Board has the following five standing committees: (1) Audit; (2) Compensation; (3) Nominating and Governance; (4) Pricing; and (5) Technology. The composition of the committees for fiscal 2006 is presented in the table below. The primary functions of each committee and its current members are described following the table below. Each of these committees, except the Technology Committee, has a written charter approved by the Board. The Board has affirmatively determined that each director who currently serves on the Audit, Compensation, and Nominating and Governance Committees is independent, as the term is defined by applicable NASDAQ listing standards and SEC rules. A copy of each of our written committee charters can be found in the “About TiVo” section of our website at www.tivo.com under the headings “Investor Relations” and then under “Corporate Governance.”

Fiscal 2006 Committee Composition:

Name of Director	Audit	Compensation	Nominating and Governance	Pricing	Technology
Non-Employee Directors
Charles B. Fruit	X
Randy Komisar	X		*		X
Mark W. Perry	*			X
Geoffrey Y. Yang		*	X		X
Joseph Uva		X
David M. Zaslav				*
Employee Directors
Michael Ramsay					*
Thomas S. Rogers
Former Directors
David H. Courtney (1)
Number of Meetings in Fiscal Year 2006	7	7	15	0	1

X = Committee member; * = Chair;

(1)	Resigned from the Board April 2006.

The Board now makes an annual determination of independence as to each Board member under the current standards for “independence” established by NASDAQ. In May 2006, the Board determined that a majority of its directors and nominees for election at the 2006 Annual Meeting are independent under these standards, including Messrs. Fruit, Komisar, Perry, Yang, Zaslav, and Uva.

Compensation Committee. The Compensation Committee is responsible for determining salaries and incentive compensation for our directors and executive officers and for administering our stock option incentive plans. The Compensation Committee met seven times during fiscal 2006. For fiscal 2007, the current Chair of the Compensation Committee is Mr. Yang and the other current member is Mr. Uva. The members of our Compensation Committee are “independent” as required by the listing requirements of the NASDAQ Stock Market.

Nominating and Governance Committee. The Nominating and Governance Committee was established by the Board in November 2002 for the purpose of, among other things, (i) making recommendations to the Board regarding candidates for membership on the Board and regarding the size and composition of the Board and (ii) establishing procedures for the nomination process. The Nominating and Governance Committee met fifteen times during fiscal 2006. For fiscal 2007, the current Chair of the Nominating and Governance Committee is Mr. Komisar and the other current member is Mr. Yang. The members of our Nominating and Governance Committee are “independent” as required by the listing requirements of the NASDAQ Stock Market.

Pricing Committee. The Pricing Committee is authorized and directed by the Board to negotiate the terms of certain offerings, issuances, and sales of securities of the Company, in either private placements or registered offerings. The Pricing Committee did not meet during fiscal 2006. For fiscal 2007, the current Chair of the Pricing Committee is Mr. Zaslav and the other current member is Mr. Perry.

Audit Committee. The Audit Committee is responsible for, among other things, making recommendations to the Board regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The Audit Committee is composed of three outside directors who are not our officers or employees. The Audit Committee met seven times during fiscal 2006. For fiscal 2007, the current Chair of the Audit Committee is Mr. Perry and the other current members are Messrs. Fruit and Zaslav. Mr. Komisar resigned his position with the Audit Committee on March 29, 2006, in light of his recent appointment to the Technology Committee. He was replaced by Mr. Zaslav. The Board has determined that each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Mark W. Perry is an “audit committee financial expert” as defined by SEC rules.

Technology Committee. The Technology Committee is responsible for, among other things, making recommendations to the Board regarding Intellectual Property assets of the Company, future technological developments, and the integration with or acquisition of third party technology. The Technology Committee is composed of three directors. The current Chair of the Technology Committee is Mr. Ramsay and the other current members are Messrs. Komisar and Yang. The Technology Committee met one time during fiscal year 2006.

DIRECTOR NOMINATING PROCESS

The Nominating and Governance Committee considers candidates for director nominees proposed by Directors, the Chief Executive Officer, and security holders. The Committee may also retain recruiting professionals to identify and evaluate candidates for director nominees.

The Committee evaluates all aspects of a candidate’s qualifications in the context of the needs of the Company with a view to creating a Board with a diversity of experience and perspectives. As set forth in accordance with the Nominating and Governance Committee’s charter, the same evaluating procedures apply to all candidates for director nomination, including candidates submitted by security holders. Among a candidate’s qualifications and skills considered important are personal and professional integrity, ethics, and values; a commitment to representing the long-term interests of security holders; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience and/or academic expertise in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; and practical and mature business judgment.

The Nominating and Governance Committee will consider prospective candidates nominated by security holders, in accordance with the Company’s Amended & Restated Bylaws and its charter, if the name(s) and supporting information are submitted by certified or registered mail to: Corporate Secretary, TiVo Inc., 2160 Gold St., P.O. Box 2160, Alviso, CA 95002. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company’s 2007 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals meeting the requirements of SEC Rule 14a-8 are due. See “Stockholder Proposals for 2007 Annual Stockholders’ Meeting.”

REPORT OF THE AUDIT COMMITTEE

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document under the Securities Act of 1933, as amended, or the Securities Exchange Act.

Responsibilities. The Audit Committee of the Board of Directors is currently composed of Messrs. Perry, Fruit, and Zaslav, all of whom the Board has determined meet the independence requirements of the SEC and NASDAQ. Randy Komisar was formerly a member of the Audit Committee until March 2006 when Mr. Zaslav replaced him. The Audit Committee operates under a written charter that has been adopted by the Board; the current version is available on the TiVo’s website at www.tivo.com/ir under “Corporate Governance.” The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for assisting the Board in its general oversight of TiVo’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory, and ethical compliance. TiVo’s management is responsible for maintaining TiVo’s books of account and preparing periodic financial statements based thereon, and for maintaining the system of internal controls. The independent auditors are responsible for auditing TiVo’s annual financial statements.

Review with Management and Independent Auditors. In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed with management and the independent auditors, KPMG LLP, together and separately, TiVo’s audited consolidated financial statements contained in TiVo’s Annual Report on Form 10-K for the 2006 fiscal year.

(2)	The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

(3)	The Audit Committee has received from the independent auditors, KPMG LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG LLP the independent auditors’ independence.

(4)	The Audit Committee has considered whether the provision of services covered by fees paid to KPMG LLP is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in TiVo’s Annual Report on Form 10-K for fiscal 2006, for filing with the SEC. The Audit Committee has appointed KPMG LLP as TiVo’s independent auditors for fiscal 2007. This report is submitted by the Audit Committee.

AUDIT COMMITTEE
Mark W. Perry (Chair)
Charles B. Fruit
David Zaslav

INDEPENDENT AUDITORS FEES AND SERVICES

In addition to retaining KPMG LLP to audit the consolidated financial statements for fiscal year 2006, TiVo retained KPMG LLP as well as one other auditing firm in the United Kingdom, Blick Rothenberg Chartered Accountants, to provide various accounting services during fiscal 2006. The aggregate fees billed for professional auditing services by KPMG LLP for the fiscal years ended January 31, 2006 and 2005 are as follows (rounded to the nearest $1,000):

	Fiscal Year Ended January 31,
	2006	2005
	KPMG LLP	KPMG LLP
Audit Fees	$770,000	$636,000
Audit Related Fees	—	—
Tax Fees	—	143,000
All Other Fees	—	—

Total	770,000	779,000

Audit Fees. This category includes the audit of TiVo’s annual financial statements, review of financial statements included in TiVo’s Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees also include fees for professional services rendered for KPMG’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees. This category consists of assurance and related services that were reasonably related to the performance of the audit or review of TiVo’s financial statements and are not reported above under “Audit Fees.” There were no fees paid for fiscal 2006 and 2005 for services performed under this category.

Tax Fees. This category consists of professional services rendered for tax compliance and tax advice. The services for the fees disclosed under this category were for tax return preparation and technical tax advice regarding prospective business matters.

All Other Fees. This category consists of all other fees including fees billed for professional services that were not the result of an audit or review. There were no fees paid for fiscal 2006 and 2005 for services provided under this category.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specified budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During the fiscal years ended January 31, 2006 and 2005, all services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provisioning of these non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of TiVo Inc. has selected KPMG LLP as our independent public auditors for the fiscal year ending January 31, 2007 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since the Company’s fiscal year ended January 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our Amended & Restated Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent public auditors at any time during the year if they determine that such a change would be in the best interests of TiVo and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on PROPOSAL 2 at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent public auditors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of TiVo’s common stock as of May 10, 2006 by: (i) each director; (ii) each of the executive officers named in the Summary of Executive Compensation table; (iii) all executive officers and directors of TiVo as a group; and (iv) all those known by TiVo to be beneficial owners of more than five percent of TiVo’s common stock.

Beneficial Owner	Beneficial Ownership (1)
	Number of Shares	Percent of Total
Executive Officers and Directors
Thomas Rogers(2)	960,816	1.1%
David Courtney(3)	634,455	*
James Barton(4)	1,135,928	1.3%
Jeffrey Klugman(5)	115,887	*
Mark Roberts(6)	151,173	*
Michael Ramsay(7)	3,020,102	3.5%
David Zaslav(8)	3,777,151	4.4%
Geoffrey Y. Yang(9)	2,663,295	3.1%
Mark Perry (10)	849,063	*
Randy Komisar(11)	333,963	*
Joseph Uva(12)	75,000	*
Charles Fruit(13)	75,000	*
5% Stockholders
FMR Corp.(14)
82 Devonshire Street
Boston, MA 02109	6,976,359	8.1%
Wellington Management(15)
75 State Street
Boston, MA 02109	6,435,800	7.5%
All executive officers and directors as a group (14 persons)(16)	14,025,754	16.3%
*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G and Form 13F, as applicable, filed with the SEC and information to our knowledge based upon our stock transfer records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission by including securities over which a named person has or shares voting or investment control, as well as securities over which a named person has the right to acquire voting or investment control within 60 days of May 10, 2006, such as, for example, upon exercise of an option that is currently vested or which is scheduled to vest within that 60-day period. Applicable percentages are based on 86,228,203 shares outstanding on May 10, 2006. The address of each of the executive officers or Directors named in this table is c/o of TiVo Inc., 2160 Gold Street, Alviso, California 95002.

(2)	Includes 549,998 shares Mr. Rogers has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2006. Also includes the 55,024 shares of common stock issuable upon exercise of 250,000 stock appreciation rights exercisable within 60 days of May 10, 2006, based on the closing market price of our common stock on May 10, 2006 of $8.36 per share. Also includes an award of 350,000 shares of restricted stock, of which 350,000 shares cannot be sold or transferred by Mr. Rogers prior to their vesting; 87,500 shares vest annually on the anniversary date of Mr. Rogers employment, starting on July 1, 2006 through July 1, 2009. These shares are otherwise generally subject to forfeiture back to TiVo upon Mr. Rogers’ cessation of employment or service with TiVo under certain defined circumstances prior to the vesting of the shares.

(3)	Includes 624,717 shares Mr. Courtney has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2006.

(4)	Includes 578,789 shares Mr. Barton has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2006. Includes an award of 7,140 shares of restricted stock, of which 7,140 shares cannot be sold or transferred by Mr. Barton prior to their vesting on March 29, 2007 and are otherwise generally subject to forfeiture back to TiVo upon Mr. Barton’s cessation of employment or service to TiVo if prior to the vesting of the shares.

(5)	Includes 81,598 shares Mr. Klugman has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2006. Includes an award of 25,000 shares of restricted stock, of which 25,000 shares cannot be sold or transferred by Mr. Klugman prior to their vesting on October 6, 2006 and an award of 5,223 shares of restricted stock, of which 5,223 shares cannot be sold or transferred by Mr. Klugman prior to their vesting on March 29, 2007 and both of these awards are otherwise generally subject to forfeiture back to TiVo upon Mr. Klugman’s cessation of employment or service to TiVo if prior to the vesting of the shares.

(6)	Includes 124,157 shares Mr. Roberts has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2006. Includes an award of 20,000 shares of restricted stock, of which 20,000 shares cannot be sold or transferred by Mr. Roberts prior to their vesting on October 6, 2006 and an award of 6,491 shares of restricted stock, of which 6,491 shares cannot be sold or transferred by Mr. Roberts prior to their vesting on March 29, 2007 and both of these awards are otherwise generally subject to forfeiture back to TiVo upon Mr. Roberts’ cessation of employment or service to TiVo if prior to the vesting of the shares.

(7)	Includes 1,715,273 shares Mr. Ramsay has the right to acquire pursuant to outstanding options exercisable within 60 days of May 10, 2006.

(8)	Includes 3,687,151 shares held by NBC Multimedia, Inc. Mr. Zaslav is an officer of NBC Universal Cable, an affiliate of NBC Multimedia, Inc., and a member of our Board. Mr. Zaslav disclaims beneficial ownership of such shares. Also includes 90,000 shares subject to stock options vested and exercisable within 60 days of May 10, 2006, and all of which Mr. Zaslav holds on behalf of NBC and disclaims beneficial ownership thereof.

(9)	Includes 2,264,990 shares of stock owned by Institutional Venture Partners VII, L.P., 31,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P. Additionally includes 81,544 shares of stock owned by Redpoint Ventures II, LP and 2,271 shares owned by Redpoint Associates II, LLP. Mr. Yang, one of our directors, is a general partner of International Venture Management VII, L.P., the general partner of Institutional Venture Partners VII, L.P., and a general partner of Institutional Venture Management VI, L.P., the general partner of IVP Founders Fund I, LP. Mr. Yang is also a managing director of Redpoint Ventures II, LC, the general partner of Redpoint Ventures II, LP and the manager of Redpoint Associates II, LP. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises shared voting and investment power with respect these shares. Also includes 100,000 shares, Mr. Yang has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2006.

(10)	Includes indirect holdings of 43,756 common shares in the Perry Investment Partnership, 2,355 common shares in the Perry Residential Trust dated 3/27/99, as amended, Mark W. & Mauree Jane Perry, Trustees, 2 common shares in the MWP Revocable Trust dated 12/01/98, and warrants to purchase 732,950 shares of our common stock owned of record by New Enterprise Associates 10, LP. Mr. Perry, one of our directors, is a member of New Enterprise Associates, L.L.C. and is a general partner of NEA Partners 10, L.P. (which is the sole general partner of New Enterprise Associates 10, L.P.), and a general partner of NEA Partners VIII, L.P. (which is in turn the general partner of New Enterprise Associates VIII, L.P.). Mr. Perry disclaims beneficial ownership of these shares to the extent he has no actual pecuniary interest, but has shared voting and dispositive power over these shares. Mr. Perry also directly beneficially holds 70,000 shares Mr. Perry has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2005.

(11)	Includes 100,000 shares Mr. Komisar has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2006.

(12)	Includes 75,000 shares Mr. Uva has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2006.

(13)	Includes 75,000 shares Mr. Fruit has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 10, 2006.

(14)	All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G filed on February 14, 2006 by FMR Corp, as modified by Form 13F, filed on May 15, 2006 by FMR Corp. The FMR Corp. Schedule 13G indicates that, at December 31, 2005 (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 6,120,159 of such shares as a result of acting as investment adviser to various investment companies, and the ownership of one investment company, Fidelity Growth Company Fund, amounted to 5,688,259 of such shares and (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 127,600 of such shares as a result of its serving as investment manager of institutional account(s). The FMR Corp. Schedule 13G indicates that, at December 31, 2005, Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each had sole dispositive power over 5,992,559 of such shares while Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, had sole dispositive and voting power over 127,600 of such shares. The FMR Corp. Form 13F, filed on May 15, 2006, indicates that as of March 31, 2006 FMR Corp. beneficially owned 6,633,059 shares, over which they shared dispositive power with Fidelity and FMR Co., Inc., of which they have sole voting authority with respect to 618,846 and have no voting authority over 6,014,213. The FMR Corp. Form 13F also indicates that FMR Corp. beneficially owned 343,300 shares, over which they shared dispositive power with Fidelity Management Trust Company, and which they have sole voting authority with respect to all those shares.

(15)	All information regarding Wellington Management Company, LLP, or Wellington, and its affiliates is based on information disclosed in the Schedule 13G filed on February 14, 2006 by Wellington, as modified by Form 13F, filed on May 13, 2005 by Wellington. The Wellington Schedule 13G, indicates that, at December 30, 2005, Wellington was the beneficial owner of 5,457,200 of such shares as a result of acting as investment adviser to various clients that are the holders of record of such shares. The Wellington Schedule 13G indicates that, at December 30, 2005, Wellington had sole dispositive power over zero of such shares and shared dispositive power over 5,457,200 of such shares. Furthermore, Wellington had sole voting power over zero of such shares, shared voting power over 3,053,300 of such shares, and no voting power over 2,403,900 of such shares. The Wellington Form 13F, filed on May 15, 2006, indicates that as of March 31, 2006 Wellington beneficially owned 5,061,400 shares, over which they had sole dispositive power, and which they had sole authority with respect to 2,184,500 and have no voting authority over 2,876,900. The Wellington Form 13F also indicates that Wellington beneficially owned 1,374,400 shares, over which they shared dispositive power with Wellington Trust Company, NA, and which they shared voting authority with respect to all those shares with Wellington Trust Company, NA.

(16)	Includes 4,435,802 shares subject to options exercisable within 60 days of May 10, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The following table shows for the fiscal years ended January 31, 2006, 2005, and 2004, respectively, compensation awarded or earned by our named executive officers, which we define as all individuals who served as our Chief Executive Officer during fiscal year 2006 and our four other most highly compensated executive officers as of January 31, 2006.

Summary of Executive Compensation

	Annual Compensation						Long-Term Compensation
							Awards
Name and Principal Position	Fiscal Year	Salary		Bonus(1)	Other Annual Compensation		Restricted Stock Award(s) $		Securities Underlying Options		All Other Compensation
Thomas S. Rogers	2006	$504,583	(2)	$294,521	$69,838	(3)	$2,282,000	(4)	2,000,000		—
President and Chief Executive Officer	2005	113,467	(5)						280,000	(6)	—

Michael Ramsay	2006	$288,234		$165,680					250,000		—
Former Chairman of the Board and	2005	372,500		151,620					300,000		—
Chief Executive Officer	2004	343,750		199,500					500,000		—

David H. Courtney(7)	2006	$300,000		$171,000			70,496	(8)	150,000		182,347	(9)
Former Executive Vice President, and	2005	300,000		103,053					95,000		285,372	(10)
Chief Financial Officer	2004	300,000		359,400					95,000		689,945	(11)

James Barton	2006	$275,000		$133,100			51,694	(12)	100,000		—
Chief Technical Officer and	2005	275,000		62,700					75,000		—
Senior Vice President	2004	275,000		109,725					105,000		—

Mark Roberts	2006	$255,000		$148,717			147,395	(13)	75,000		131,133	(14)
Senior Vice President of Consumer	2005	250,000		57,000					70,000		79,821	(15)
Products and Operations	2004	250,000		99,750					70,000		384,900	(16)

Jeffrey Klugman	2006	$225,000		$108,419			163,315	(17)	75,000		15,523	(18)
Sr. Vice President & General Manager	2005	225,000		58,575					35,000		105,463	(19)
of Service Provider & Media Advertising Services	2004	216,667		129,230					20,000		348,401	(20)

(1)	Reflects bonuses earned and partially paid during the referenced fiscal year with amounts still due during the succeeding fiscal year.

(2)	The salary amount disclosed for Mr. Rogers in fiscal 2006 consists of salary earned pursuant to his Vice Chairman of the Board of Directors agreement dated October 11, 2004 and his subsequent employment agreement.

(3)	The Other Annual Compensation amounts disclosed for Mr. Rogers in fiscal 2006 consists of $17,429 for housing and housing related expenses, $13,344 in insurance related expenses and $10,220 in family travel related expenses, pursuant to Mr. Rogers’ Employment Agreement with TiVo. Additionally we paid $28,845 in tax gross up payments made in connection with these taxable perquisites received by him pursuant to his Employment Agreement.

(4)	The Restricted Stock Award amount disclosed for Mr. Rogers in fiscal 2006 represents a total of 350,000 shares granted pursuant to a Restricted Stock Bonus Agreement. The value is determined on the date of grant and based on the closing price of TiVo’s stock on July 1, 2005 ($6.52). The value of these shares as of January 31, 2006 was $1,928,500 based on the closing price of our common stock on January 31, 2006 ($5.51). The shares vest annually over four (4) years from the date of grant, assuming continued employment with TiVo. Mr. Rogers will be entitled to receive dividends (if any) paid on these shares.

(5)	These payments were paid pursuant to Mr. Rogers’ Vice Chairman of the Board of Directors agreement dated October 11, 2004, and the Directors Compensation Plan.

(6)	These options were granted pursuant to Mr. Rogers’ Vice Chairman of the Board of Directors agreement dated October 11, 2004, and the 1999 Non-Employee Directors’ Stock Option Plan.

(7)	Mr. Courtney resigned from TiVo effective April 15, 2006.

(8)	Mr. Courtney was granted 9,737 shares of restricted stock on March 29, 2006, the closing price of the stock on that date was $7.24. These shares were issued as a part of the fiscal year 2006 Executive Compensation Plan and vest immediately upon grant, pursuant to Mr. Courtney’s employment transition agreement.

(9)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2006 consists of $163,597 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney and $18,750.00, pursuant to his employment transition agreement.

(10)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2005 consists of $285,372 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(11)	The All Other Compensation amount disclosed for Mr. Courtney in fiscal 2004 consists of $689,945 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.

(12)	Mr. Barton was granted 7,140 shares of restricted stock on March 29, 2006, the closing price of the stock on that date was $7.24. These shares were issued as a part of the fiscal year 2006 Executive Compensation Plan and vest on the first anniversary date of the grant, assuming continued employment with TiVo. Mr. Barton will be entitled to receive dividends (if any) paid on these shares.

(13)	Mr. Roberts was granted 20,000 shares of restricted stock on October 6, 2006, the closing price of the stock on that date was $5.02. Additionally, Mr. Roberts was granted 6,491 shares of restricted stock on March 29, 2006, the closing price of the stock on that date was $7.24. These shares were issued as a part of the fiscal year 2006 Executive Compensation Plan and vest on the first anniversary date of each grant, assuming continued employment with TiVo. Mr. Roberts will be entitled to receive dividends (if any) paid on these shares.

(14)	The All Other Compensation amount disclosed for Mr. Roberts in fiscal 2006 consists of $131,133 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Roberts.

(15)	The All Other Compensation amount disclosed for Mr. Roberts in fiscal 2005 consists of $79,821 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Roberts.

(16)	The All Other Compensation amount disclosed for Mr. Roberts in fiscal 2004 consists of $384,900 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Roberts.

(17)	Mr. Klugman was granted 25,000 shares of restricted stock on October 6, 2006, the closing price of the stock on that date was $5.02. Additionally, Mr. Klugman was granted 5,223 shares of restricted stock on March 29, 2006, the closing price of the stock on that date was $7.24. 5,223 of these shares were issued as a part of the fiscal year 2006 Executive Compensation Plan. All of these shares vest on the first anniversary date of each grant, assuming continued employment with TiVo. Mr. Klugman will be entitled to receive dividends (if any) paid on these shares.

(18)	The All Other Compensation amount disclosed for Mr. Klugman in fiscal 2006 consists of $15,523 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Klugman.

(19)	The All Other Compensation amount disclosed for Mr. Klugman in fiscal 2005 consists of $105,463 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Klugman.

(20)	The All Other Compensation amount disclosed for Mr. Klugman in fiscal 2004 consists of $348,401 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Klugman.

STOCK OPTION GRANTS AND EXERCISES

TiVo grants stock options to its executive officers under its Amended & Restated 1997 Equity Incentive Plan and Amended & Restated 1999 Equity Incentive Plan. As of January 31, 2006, options to purchase a total of 16,710,588 shares were outstanding under the Amended & Restated 1997 and 1999 Equity Incentive Plans, and 17,981,820 shares were available for future option grants under these plans. The following tables show, for the fiscal year ended January 31, 2006, certain information regarding options granted to, exercised by, and held at year-end by, the named executive officers listed on the “Summary of Executive Compensation” table above. The exercise price of each option granted was equal to the fair market value of TiVo’s common stock as quoted on the NASDAQ for the date of grant. The exercise price may be paid in cash or in shares of TiVo’s common stock valued at fair value on the exercise date.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% or 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting. These stock options vest ratably over 48 months. Each of the options has a ten-year term, subject to earlier termination if the optionee’s employment or service with the Company ceases. Under certain circumstances following a change of control, the vesting of a portion of such option grants may accelerate and become immediately exercisable.

Percentages shown under “Percent of Total Options Granted to Employees in Fiscal Year Ended January 31, 2006” are based on options to purchase 6,641,500 shares of TiVo’s common stock granted to TiVo’s employees during fiscal 2006.

Option Grants/SAR During the Fiscal Year Ended January 31, 2006

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees Fiscal Year January 31, 2006	Exercise of Base Price ($/Share)	Expiration Date
						5% ($)	10% ($)
Tom Rogers	2,000,000	(1)	30.11%	$6.52	7/1/2015	$8,200,786	$20,782,402
Michael Ramsay	250,000		3.76%	$3.78	3/11/2015	$594,305	$1,506,087
David H. Courtney	150,000		2.26%	$4.14	3/2/2015	$390,544	$989,714
James Barton	100,000		1.51%	$4.14	3/2/2015	$260,362	$659,809
Mark Roberts	75,000		1.13%	$4.14	3/2/2015	$195,272	$494,857
Jeff Klugman	50,000		0.75%	$4.14	3/2/2015	$130,181	$329,905
Jeff Klugman	25,000		0.38%	$6.06	4/22/2015	$95,278	$241,452

(1)	Includes an option grant for 1,000,000 shares and a Stock Appreciation Rights for 1,000,000 shares.

The following table sets forth the number and value of securities underlying unexercised options that are held by the named executive officers listed on the “Summary of Executive Compensation” table above. Amounts shown under the column “Value Realized” include the proceeds received from the options exercised, which is calculated by multiplying the deemed fair value per share on the date of exercise less the option exercise price per share times the number of shares exercised. Amounts shown under the column “Value of Unexercised, In-the-Money Options at January 31, 2006” are based on the closing price of TiVo’s common stock, $5.51, on January 31, 2006, as reported on the NASDAQ National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. TiVo’s stock option plans allow for the early exercise of options granted to employees prior to August 8, 2001. For options granted subsequent to August 8, 2001, options are exercisable as vested. All options exercised early are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the Company prior to the vesting of the shares.

Aggregated Option/SARs Exercises During the Fiscal Year Ended January 31, 2006,

and Option/SARs Values as of January 31, 2006

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at January 31, 2006 (#) Exercisable/ Unexercisable		Value of Unexercised, In-the-Money Options/SARs at January 31, 2006 ($) Exercisable/ Unexercisable
Thomas Rogers	—	$—	422,499 / 877,501	(1)	$	— / $ —
Michael Ramsay	—	$—	1,540,043 / 734,957			$640,612 / $412,388
David H. Courtney	29,000	$163,596	525,778 / 218,754			$512,220 / $175,820
James Barton	—	$—	534,162 / 170,838			$313,794 / $121,856
Mark Roberts	64,476	$131,133	164,585 / 146,879			$23,775 / $ 91,079
Jeffrey Klugman	4,790	$12,348	137,443 / 110,735			$117,888 / $ 62,256

(1)	Does not include 1,000,000 SARs which were not in-the-money as of January 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

We maintain the Amended & Restated 1997 and 1999 Equity Incentive Plans, the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan, the Amended & Restated 1999 Employee Stock Purchase Plan, pursuant to which we may grant equity awards to eligible persons.

The following table gives information as of January 31, 2006 about equity awards under our stock option plans and warrants:

Plan Category	Number Of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants And Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants And Rights (b)		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	17,270,588	(2)	$7.13	(2)	19,207,744	(3)
Equity Compensation Plans Not Approved by Security Holders(4)	3,515,524		$6.78		—

Total	20,786,112				19,207,744

(1)	These plans consist of the: (i) Amended & Restated 1997 Equity Incentive Plan; (ii) Amended & Restated 1999 Equity Incentive Plan; (iii) Amended & Restated 1999 Non-employee Directors’ Stock Option Plan; and (iv) Amended & Restated 1999 Employee Stock Purchase Plan.

(2)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Amended & Restated 1999 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Amended & Restated 1999 Employee Stock Purchase Plan. Accordingly, the number of shares listed in column (a) and the weighted average exercise priced described in column (b) apply only to options outstanding under the Amended & Restated 1997 and 1999 Equity Incentive Plans and the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan. The Amended & Restated 1999 Employee Stock Purchase Plan provides that shares of the Company’s common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase price date applicable to such offering period, which ever is lower.

(3)	Of these shares of common stock, 475,430 remain available for future issuance under the Amended & Restated 1997 Equity Incentive Plan, 17,506,390 remain available for future issuance under the Amended & Restated 1999 Equity Incentive Plan and 618,333 remain available for future issuance under the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan and 607,591 remain available for future issuance Amended & Restated 1999 Employee Stock Purchase Plan. The number of shares authorized for option grants under the Amended & Restated 1999 Equity Incentive Plan is subject to an annual increase of the greater of 7% of diluted shares outstanding or 4,000,000 shares, up to a maximum of 40,000,000 shares. The number of shares authorized for option grants under the Amended & Restated 1999 Non-employee Directors’ Stock Option Plan is subject to an annual increase of 100,000 shares. The number of shares authorized for issuance under the Amended & Restated 1999 Employee Stock Purchase Plan is subject to an annual increase on each October 31 through October 31, 2008, equal to the lesser of (i) 5% of the outstanding shares of common stock on a diluted basis, (ii) 500,000 shares, or (iii) a smaller number as determined by the Board.

(4)	These plans consist of: (i) Four year warrants granted to certain institutional investors to purchase 1,323,120 shares of TiVo common stock; (ii) Five year warrants granted to convertible noteholders to purchase 2,046,570 shares of TiVo common stock; and (iii) Five year warrants granted to investment bankers in conjunction with the issuance of convertible notes to purchase 145,834 shares of TiVo common stock.

COMPENSATION OF DIRECTORS

Standard Arrangements: Directors who are also executive officers do not receive any additional compensation for serving as members of the Board or any other committee of the Board. Each non-employee director of TiVo is eligible for reimbursement for his expenses incurred in connection with attendance at Board meetings in accordance with our policy. In addition, Michael Ramsay, our former Chief Executive Officer, has an employment agreement with the Company which entitles him, in addition to other compensation, to receive the same compensation that non-employee directors of the Company receive.

Additionally, non-employee directors are compensated as follows:

Each non-employee director receives stock option grants under the Amended & Restated 1999 Non-Employee Directors’ Stock Option Plan. Only non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, non-employee directors are granted a nonstatutory option to purchase 50,000 shares of common stock on the date on which such person was first elected or appointed a director. These initial option grants under the Directors’ Plan vest over a two-year period at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of stockholders, each non-employee director automatically receives an option for 25,000 shares if the director has been a non-employee director for at least the prior eighteen months. These options are fully vested upon grant. The exercise price of options under the Directors’ Plan will be equal to the fair market value of the common stock on the date of grant.

The option term is 10 years, but it terminates three months after the optionholder’s service as a director, an employee or a consultant to TiVo or its affiliates terminates. If such termination is due to the optionholder’s disability, the exercise period is extended to 12 months. If such termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death. The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan and subject to future option grants. It also will adjust outstanding options as to the class, number of shares and price per share subject to such options. Upon a change in control of TiVo, the vesting and exercisability of outstanding options will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options.

During fiscal 2006, TiVo granted options to purchase 150,000 shares to six non-employee directors of TiVo, at an exercise prices per share of $6.02 As of January 31, 2006, options to purchase 560,000 shares of common stock are outstanding, all of which are exercisable under the 1999 Non-Employee Directors’ Stock Option Plan.

In addition to the option grants mentioned above, directors now receive annual cash compensation for service on the Board as well as committees. Non-employee directors are paid a retainer of $15,000 per year, committee chairs each receive an additional $2,000 for each committee meeting attended and committee members each receive an additional $1,000 for each committee meeting attended.

EMPLOYMENT CONTRACTS , EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Rogers Employment Agreement. In connection with the hiring of Thomas S. Rogers, the Vice Chairman of the Board of Directors, as the new President and Chief Executive Officer of TiVo, effective July 1, 2005, we entered into an at-will employment agreement with Mr. Rogers for his position as President and Chief Executive Officer. Pursuant to this agreement, Mr. Rogers is required to devote substantially all of his business time, attention and energies to the business of TiVo, and he shall perform his duties at TiVo’s offices in Alviso, California and at an office to be maintained by TiVo for Mr. Rogers in New York City. Mr. Rogers will be paid cash compensation of $750,000 per year and a target annual bonus of $500,000 per year based on criteria established by the Board’s Compensation Committee. As part of his compensation for his service as President and Chief Executive Officer for fiscal 2006, Mr. Rogers was paid a pro-rated portion of his target annual bonus based on the number of days worked during the fiscal year.

As part of his compensation, Mr. Rogers was also granted stock awards, effective July 1, 2005, comprised of options to purchase 1,000,000 shares of TiVo common stock (vesting monthly over four years), 1,000,000 stock appreciation rights (vesting monthly over four years) and 350,000 shares of restricted stock (vesting in four equal annual installments on the first four anniversaries of the effective date of the employment agreement). In the event that, following the second anniversary of Mr. Rogers’s date of hire, he elects to have TiVo engage a full-time replacement Chief Executive Officer so that he may be elected Chairman of the Board, the vesting period of his stock awards described above will be extended to twice the length of the remaining vesting period at the time of such role conversion, and the number of stock awards vesting on each date will be proportionately adjusted to reflect the extension.

Pursuant to the employment agreement, so long as Mr. Rogers is serving as our President and Chief Executive Officer, he will be nominated to, and if elected by the stockholders of TiVo, be a member of, our Board of Directors.

Pursuant to the employment agreement, we will provide Mr. Rogers with air travel from New York City to Alviso, California, a furnished apartment within 15 miles of our Alviso, California offices, an automobile for Mr. Rogers’s use while working out of our Alviso, California offices and reimbursement for other out-of-pocket expenses defined in the employment agreement appropriate for a chief executive officer of Mr. Rogers’s stature.

The employment agreement provides that, in the event Mr. Rogers’s employment agreement is terminated as a result of his death or disability, then the greater of (1) 50% of his unvested stock awards or (2) such number of stock awards as would vest if such termination were a result of his termination without “cause” (as defined in the agreement) or resignation for “good reason” (as defined in the agreement), will vest on the date of termination.

The employment agreement also provides that, in the event Mr. Rogers’s employment is terminated by us other than for “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement), he will receive eighteen months of salary continuation payments, payable in three equal installments (one-third upon termination, one-third 6 months following termination and one-third 12 months following termination), provided that any amount of salary continuation payments that is unpaid as of the date that is the later of 2.5 months after the end of the calendar year in which Mr. Rogers’s date of termination occurs or 2.5 months after the end of our fiscal year in which Mr. Rogers’s date of termination occurs shall be paid in cash in a lump sum no later than such date. Mr. Rogers will also receive eighteen months of continued welfare benefits coverage (such coverage will terminate on the date Mr. Rogers obtains substantially similar coverage due to subsequent employment, if applicable). Assuming attainment of applicable performance criteria for the fiscal year in which Mr. Rogers’s employment terminates, Mr. Rogers will receive a pro-rated bonus based upon the actual number of days worked during the fiscal year, payable in a lump sum when bonuses for the fiscal year are paid to other executives. Additionally, that portion of Mr. Rogers’s stock awards that would have vested if he had remained employed for an additional twelve months will be automatically accelerated on the date of termination (treating Mr. Rogers’s restricted stock for this purpose as if it were subject to monthly vesting for the period following the next regularly scheduled vesting date), and each stock award will remain exercisable for the remainder of its original term. Mr. Rogers’s receipt of these severance benefits is conditioned upon his execution of a release, in the form attached to his employment agreement.

Ramsay Employment Agreement. On July 29, 2005, we entered into an at-will employment transition agreement with Michael Ramsay, our former Chief Executive Officer and Chairman of the Board, and a then current member of TiVo Inc.’s Board of Directors. Pursuant to this employment transition agreement, as approved by TiVo’s Board, Mr. Ramsay will provide services to TiVo that include, among other things, assistance with executive transition matters, service as Chairman of the Technology Advisory Committee of TiVo’s Board and TiVo’s beta test program, cooperation with existing or future litigation, and the provision of other advice and assistance that falls within Mr. Ramsay’s knowledge and expertise. Mr. Ramsay’s transition employment agreement may be terminated by either TiVo or Mr. Ramsay at any time. Mr. Ramsay’s entry into this transition employment agreement was conditioned upon his execution of a full and complete general release. The term of Mr. Ramsay’s employment agreement consists of a First Transition Period, which runs from the effective date of the agreement through September 9, 2005, a Second Transition Period, which will continue for an additional six (6) months, and is renewable for additional six (6) month Subsequent Transition Periods upon mutual agreement. Mr. Ramsay’s transition employment agreement has been renewed for additional six (6) months

During the First Transition Period, Mr. Ramsay remained an employee of TiVo, in addition to his service on TiVo’s Board, and received his then current salary and remained eligible to participate in all standard employee benefit plans and programs, including group medical, dental, vision, life and disability insurance. He also received payment of fifty percent (50%) of his target cash bonus for the current fiscal year based on TiVo’s achievement of the relevant performance targets through for fiscal year 2006. At the end of the First Transition Period, Mr. Ramsay was paid all accrued, but unpaid vacation earned as of such date.

During the Second and Subsequent Transition Periods, Mr. Ramsay will remain an employee of TiVo, receive a salary of $100,000 per year, payable monthly, and will continue to remain eligible for all standard employee benefit plans and programs.

Mr. Ramsay will continue to serve as a member of the Board and will only be nominated for future terms on the Board at the mutual agreement of Mr. Ramsay and the Board. After September 9, 2005, Mr. Ramsay is eligible to receive any compensation paid or granted to non-employee members of the Board in the future.

During the term of his employment, TiVo will reimburse Mr. Ramsay for expenses and any time spent in excess of 20 hours per week (including time spent as an employee or providing litigation cooperation) at a rate of $250 per hour. Following termination of his employment, TiVo will reimburse Mr. Ramsay for expenses and any time spent at a rate of $250 per hour.

During the term of his employment agreement, and so long as Mr. Ramsay continues to serve as a member of the Board or otherwise as a consultant or employee of TiVo, with the exception of the stock options to purchase 250,000 shares granted on March 11, 2005, all of Mr. Ramsay’s unexercised stock awards will continue to vest and be exercisable, pursuant to the terms of TiVo’s equity plans and stock award agreements as originally granted. The vesting of the stock options to purchase 250,000 shares granted to Mr. Ramsay on March 11, 2005 will be adjusted to double the length of the remaining vesting period and to proportionately adjust the number of stock awards scheduled to vest on each vesting date during the remaining vesting period so that all of the stock awards will be vested at the end of the revised vesting schedule.

The transition employment agreement provides that, in the event Mr. Ramsay’s employment with TiVo is terminated by TiVo other than for “cause” (as defined in the agreement) or “disability” (as defined in the agreement) or is terminated by Mr. Ramsay with “good reason” (as defined in the agreement), he will be entitled to an additional six (6) months of salary from the date of termination and will be eligible for up to an additional six (6) months of benefits.

If, prior to August 1, 2007, Mr. Ramsay’s service as a member of TiVo’s Board is terminated (1) by TiVo for any reason other than for cause, or (2) if Mr. Ramsay resigns from the Board following his “constructive termination as a director” (as defined in the agreement) or (3) if he is not renominated for election to the Board at or following expiration of his current term, or if at anytime Mr. Ramsay’s employment is terminated due to his death or disability, then a portion of Mr. Ramsay’s outstanding, unvested stock awards will automatically accelerate on the date of termination in an amount equal to the lesser of the number of stock awards which would have vested over the twelve (12) months following the date of termination or the number of stock awards which would have vested had his service terminated on July 31, 2007 (except that such amount cannot be less than six (6) months of vesting). If on or after August 1, 2007 (1) Mr. Ramsay’s service as a member of TiVo’s Board is terminated by TiVo for any reason other than for cause, or (2) if Mr. Ramsay resigns from the Board following his “constructive termination as a director” or (3) if he is not renominated for election to the Board following expiration of his current term, then a portion of Mr. Ramsay’s outstanding, unvested stock awards will automatically accelerate on the date of termination in an amount equal to the number of stock awards which would have vested over the six (6) months following the date of termination. In addition, in the event that Mr. Ramsay’s employment is terminated due to his death or disability, or his service to the Board is terminated by TiVo other than for cause, if Mr. Ramsay resigns from the Board following his “constructive termination as a director,” or if he is not renominated for election to the Board at or following expiration of his current term, Mr. Ramsay’s then outstanding stock awards will remain exercisable for up to one (1) year following such termination. Should Mr. Ramsay’s employment with TiVo continue after termination of his Board service, he will continue to vest in his then outstanding stock awards in addition to receiving acceleration of those shares described above (such that the shares that would otherwise vest last shall accelerate). Mr. Ramsay’s receipt of severance benefits under the employment transition agreement is conditioned upon his execution of a release.

Additionally, in the event of a “change of control” (as defined in the agreement), Mr. Ramsay’s outstanding, unvested stock awards will automatically accelerate on the date of the change of control as to the lesser of the number of stock awards which would have vested over the twelve (12) months following the date of termination or the number of stock awards which would have otherwise vested through July 31, 2007 (except that such amount cannot be less than nine (9) months of vesting). In addition, in the event of a change of control, Mr. Ramsay’s vested stock awards will remain exercisable for up to one (1) year following any termination of his employment or service to TiVo. Should Mr. Ramsay’s employment with TiVo and/or his Board service continue after such a change of control, Mr. Ramsay will continue to vest in his then outstanding stock awards in addition to receiving acceleration of those shares described above (such that the shares that would otherwise vest last shall accelerate), except that he will not be entitled to any additional acceleration of his stock awards upon a later termination of his Board service.

The employment transition agreement contains restrictive covenants regarding non-competition, confidentiality, non-solicitation and non-disparagement.

Change of Control Severance Agreements. Each of our executive officers, and substantially all of our vice presidents, have executed a change of control severance agreement with us. Mr. Rogers also entered into a change of control severance agreement with us when he was named President and Chief Executive Officer, effective July 1, 2005. Pursuant to the terms of these agreements, in the event that, within thirteen months following a “change of control,” as described below, an executive officer or a vice president is terminated other than for “cause” or due to a “disability,” each as defined in the agreements, or the executive officer or vice president terminates his or her employment for “good reason,” as defined in the agreements, the executive officer or vice president will be entitled to a lump sum payment equal to a percentage of his or her annual base salary and targeted annual bonus of which such percentage is 100% for the Chief Executive Officer, 75% for the Executive and Senior Vice Presidents, and 50% for the Vice Presidents. Pursuant to Mr. Rogers’ employment agreement, Mr. Rogers will be entitled to receive the better of the benefits due under his employment agreement or his change in control agreement in such an event. In addition, the same percentage (as specified above) of options held by the terminated executive officer or vice president will become vested and any restrictions on that specified percentage of shares granted to the executive officer or vice president will immediately lapse. We have also agreed to provide the following benefits to any terminated executive officer or vice president:

•	continued directors’ and officers’ liability insurance for a period of six years not to exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by us for the insurance; and

•	medical benefits for a period not to exceed 6 months for Vice Presidents, 9 months for Executive and Senior Vice Presidents, and 18 months for the President and Chief Executive Officer from the date of termination.

These agreements do not obligate our executive officers or vice presidents to mitigate losses by seeking other employment or otherwise, and the benefits under these agreements will not be reduced by compensation earned through employment by another employer. These agreements, have one-year terms that automatically renew each January 1 unless we notify the executive officers or vice presidents by no later than December 15 of the preceding year.

A “change of control” under these agreements will be deemed to have occurred in the event of:

(i)	a sale, lease or other disposition of all or substantially all of our assets;

(ii)	a sale by the holders of our voting stock to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of our voting stock entitled to vote; provided, however, that if such corporation and/or its subsidiaries acquires less than eighty percent (80%) of the combined voting power of all classes of our voting stock entitled to vote shall nonetheless constitute a change of control if it results in such corporation having the right to appoint a majority of the members of the Board;

(iii)	a merger or consolidation in which we are not the surviving corporation; or

(iv)	a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Additionally, our Amended & Restated 1997 Equity Incentive Plan and our Amended & Restated 1999 Equity Incentive Plan provide for vesting of options upon a “change of control,” as defined in the plans, in the event that during the first thirteen months following the change of control, the option holder’s employment is terminated by the company other than for cause or the employee terminates his or her employment due to a constructive termination. If the change of control provisions are triggered, all employees would be entitled to acceleration of twenty-five percent (25%) of their unvested options, while vice presidents and higher would be entitled to acceleration of fifty (50%) of their unvested options.

Employment Transition and Separation Agreement between David H. Courtney and TiVo Inc. On September 28, 2005, we entered into an employment transition and separation agreement with David H. Courtney, our Chief Financial Officer and Executive Vice President, Group Executive, Corporate Products & Services Group. Mr. Courtney has resigned from his employment with TiVo and his position as a member of our board of directors, effective as of April 15, 2006.

During the transition period commencing September 28, 2005 and ending on April 15, 2006, Mr. Courtney performed his existing duties, as well as assisted and cooperated with the company in identifying and recruiting internal and external candidates to assume some or all of his duties and responsibilities. During the transition period, Mr. Courtney received his current base salary, and remained eligible to participate in all standard employee benefit plans and programs, including group medical, dental, vision, life, and disability insurance and other programs. Mr. Courtney also received his second half fiscal 2006 executive bonus compensation based on achievement of deliverables under the plan to be paid at the same time as to other executives, and received a grant of fully-vested restricted stock equal to $70,500, which represents the matching of Mr. Courtney’s first half fiscal 2006 executive bonus. Mr. Courtney’s unexercised stock awards continued to vest and be exercisable during the transition period, pursuant to the terms of our equity plans and the award agreements applicable to his awards.

Within ten days of his resignation on April 15, 2005, Mr. Courtney received the following lump sum severance payments: $300,000 representing 12 months of base salary, $50,000, representing his fiscal 2006 individual bonus target, and $112,500 representing nine months of fiscal 2007 target bonus compensation. As of the resignation date, Mr. Courtney received 12 months of accelerated vesting on all unvested outstanding stock awards. Mr. Courtney’s rights to exercise any outstanding and vested stock awards following his resignation is governed by our equity plans and the award agreements applicable to his awards, except that Mr. Courtney will have through December 31, 2006 to exercise the awards which were accelerated as described above.

Pursuant to the agreement, we will reimburse the cost of Mr. Courtney’s continued participation in group medical, dental, vision, life and disability insurance for up to 12 months following his resignation. We have agreed to continue to indemnify Mr. Courtney against all claims related to actions arising prior to his termination and will use our best efforts to continue to include past officers and directors in our Directors and Officers Liability insurance, both for so long as Mr. Courtney is subject to any possible claim. We also agreed to pay Mr. Courtney an aggregate of $18,750 within ten days of his resignation, and another $18,750 following April 15, 2006, for execution of the employment transition and separation agreement on September 28, 2005 and satisfaction of certain other conditions, and we reimbursed Mr. Courtney approximately $8,500 for legal expenses incurred in the negotiation of the agreement. Mr. Courtney’s receipt of these severance benefits was conditioned upon his execution of a release.

TiVo Inc. Severance Plan For Full-Time Senior Executives. The TiVo Inc. Severance Plan for Full-Time Senior Executives was established to provide TiVo with continuity, stability, and retention of its senior leadership during its transition between Chief Executive Officers. This Plan shall remain in effect from the date of its approval by the Compensation Committee in March 2005 until twelve (12) months after the date a new Chief Executive Officer is hired by the Company. Only select Company’s Executive Vice Presidents and Senior Vice Presidents, including Mr. Barton, and Mr. Roberts, remain eligible to participate. The Plan can only be triggered in the event any of the participants was involuntarily terminated without cause or voluntarily terminated with good reason (defined as a downward change in title, salary, or relocation of more than 50 miles). In the event of a Change of Control, the existing Change of Control agreement for participants will supersede the Plan. If triggered, in exchange for a release of all claims against the Company at the time of termination, a participant would receive from the date of termination: twelve (12) months of accelerated vesting of any unvested stock grants; medical, dental, vision, and life insurance benefits for twelve (12) months; and guaranteed base salary for six (6) months plus an additional six (6) months of salary in the amount of any difference between the participant’s former salary and any new salary the participant may receive from any new employment. The Plan specifically excludes payment of any future executive bonuses.

TiVo Inc. Fiscal Year 2007 Six and Twelve Month Bonus Plans for Executives. The terms of the TiVo Inc. (the “Company”) Fiscal Year 2007 Bonus Plan for Executives (the “Plan”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses and restricted stock grants, if any, will be based on the achievement of specified corporate and departmental goals at mid-year and end of fiscal year 2007, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Company executives will be eligible to receive targeted amounts of cash and restricted stock under the Plan. The amount of actual bonuses of cash and/or restricted stock will be based on the achievement of objective Company and departmental performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee and the Board. Target cash bonuses for executives (excluding the Company’s Chief Executive Officer whose target is $500,000 per his employment agreement) under the Plan for fiscal year 2007 range from 20% to 50% of the recipient’s base salary. Executives may also receive a grant of restricted stock under the Plan set at a target of up to a maximum of 50% of options granted to the executive during fiscal year 2007. These restricted stock grants under the Plan will vest 100% after two years from the date of grant. The objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance, subscription growth, product innovation, achievement of milestone delivery dates, and product deployment and distribution, as well as other Company and departmental performance goals that may be determined by the Compensation Committee and/or the Board. Under the Plan, the Company’s executives will be eligible to receive up to twenty percent (20%) of their full fiscal year 2007 targeted cash bonuses at the mid-point of the Company’s fiscal year based upon the Compensation Committee’s and/or the Board’s assessment of the Company’s progress towards achievement of pre-determined performance goals for fiscal year 2007. The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a matter of policy all transactions between TiVo and any of its officers, directors, or principal stockholders, are approved by the Audit Committee or a majority of the independent and disinterested members of the Board, are on terms no less favorable to TiVo than could be obtained from unaffiliated third parties, and are in connection with bona fide business purposes.

Directors and Executive Officers.

TiVo has entered into indemnity agreements with substantially all of its directors and executive officers that provide, among other things, that TiVo will indemnify these persons, under circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be a party by reason of his or her position as a director, and otherwise to the full extent permitted under Delaware law and TiVo’s Amended & Restated Bylaws.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

The Compensation Committee of the Board of Directors is currently composed of Messrs. Uva and Yang, neither of whom are currently officers or employees of TiVo. The Committee is responsible for reviewing and establishing TiVo’s compensation programs for its directors and executive officers, and to establish the general compensation policies for TiVo. The Committee is also responsible for administering our stock option incentive plans. For executive officers who are Section 16 officers, the Committee evaluates performance and recommends compensation policies and levels to the full Board of Directors for final determination and approval.

Compensation Philosophy

The goals of the compensation program are to align compensation with achievement of business objectives and performance and to enable TiVo to attract, retain and reward executive officers, management, and other key employees who contribute to the long-term success of TiVo and to motivate them to enhance long-term stockholder value. In all instances, the Committee emphasizes the principle of rewarding performance. Key elements of this philosophy are:

•	TiVo pays competitively by reviewing executive compensation information derived from a peer group survey of U.S.-based companies whose revenue levels and industry are generally considered to be comparable to TiVo. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer annual base salary and annual incentives at or above the median salaries for comparable jobs in the marketplace.

•	TiVo maintains annual incentive opportunities in the form of cash and equity incentive compensation sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	TiVo provides significant equity-based incentives for executives, management, and other key employees to ensure that they are motivated over the long term to respond to its business challenges and opportunities as owners and not just as employees thereby aligning their interests with those of the stockholders.

Components of Compensation

The principal factors that were taken into account in establishing each executive’s compensation package for fiscal year 2006 are described below. In 2007 and future years, the Committee may in its discretion apply entirely different factors, such as different measures of financial performance, or utilize different compensation components.

Base Salary. When annually reviewing each executive’s base salary, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Based upon these factors, the peer group data discussed above and the input and recommendation of the Chief Executive Officer, the Committee recommended no base salary increases for executives in March 2005, with one exception who was identified as below market. The base salary increase, or lack of increases, were determined on the basis of each executive’s level of responsibility and performance relative to competitive pay practices in TiVo’s peer group described above. This increase, or lack of increases, were designed to bring, or keep, the base salaries of the executives close to the median of the estimated base salaries for similar positions at the peer group companies described above. The base salary paid to each of the Named Executive Officers in fiscal year 2006 is set forth in the Summary Compensation Table appearing on page 14 of the proxy statement.

The base salary of the Chief Executive Officer is discussed later in this report.

Annual Incentives. The annual executive bonus plan is based on strategic, operational and functional goals. The actual incentive award earned depends on the extent to which corporate and individual performance objectives are achieved. At the start of each fiscal year, the Committee and the full Board review and approve the annual performance objectives for TiVo and individual executives. For the fiscal year ended January 31, 2006, executives who were Vice Presidents or above were eligible to receive a targeted cash bonus ranging from 30% to 50% of the recipient’s base salary (with the Chief Executive Officer eligible to receive up to 70%). Additionally, only under the annual executive bonus plan for fiscal year 2006, executives who were Vice Presidents or above were also eligible at the mid-point of fiscal year 2006 to receive up to half of their actual annual cash performance bonus based on the Company’s progress towards the annual performance objectives established by the Committee at the beginning of the year. Under the annual executive bonus plan, each executive who was a Vice President or above was also eligible to receive a matching restricted stock bonus award whose fair market value on the date of grant would be equal to the executive’s full year target cash bonus actually paid. The amount of actual cash and restricted stock award bonuses is based on the achievement of objective Company performance goals and may be higher or lower than targeted amounts according to a pre-determined formula applied by the

Compensation Committee. At the start of the fiscal year, TiVo’s objectives consisted of operating, strategic and financial goals at the corporate level that were considered to be critical to its fundamental long-term goal of building stockholder value. At the mid-point of the year, in consultation with the Board and the Company’s new Chief Executive Officer, the Committee revised these corporate level objectives and added new divisional level objectives to further encourage individual executives. The Committee also limited the matching restricted stock bonus awards to equal only each eligible executives actual first half cash bonus, and not each executives actual full year cash bonus. For the fiscal year ended January 31, 2006, these corporate and divisional goals included the attainment of net income goals, subscription growth targets, product innovation and distribution initiatives, and employee recruitment and retention goals.

At the mid-point and after the end of the fiscal year, the Committee evaluated the degree to which TiVo had met its established performance goals and evaluated management’s performance against these objectives. At the mid-point of fiscal year 2006, executives who were Vice Presidents or above received the first half of their actual annual cash performance bonus based on the Company’s progress towards its annual performance objectives established by the Committee at the beginning of the year. After the end of the fiscal year 2006, executives received their second half actual cash bonus awards based on the Company’s and each executive’s division’s progress towards the annual performance objectives as established by the Committee and the Board at the mid-point of the year. In addition, executives who were Vice Presidents or above received restricted stock bonus awards, vesting 100% on the first anniversary of their grant, equal to each executive’s actual first half cash performance bonus. Distributions of second half cash bonuses and restricted stock bonus awards were made in March following the performance year. The bonus awards to executives and other eligible members of management were made in the Committee’s sole discretion, with full Board approval for Section 16 officers, pursuant to the terms of the executive bonus plan and were based on information provided by management. Bonus awards to executives and other eligible members of management ranged from between 52% to 125% of each executives’ pre-determined targeted amount in accordance with the terms of the annual executive bonus plan for fiscal year 2006. Awards for the fiscal year ended January 31, 2007 will be paid in restricted stock with a two year vesting schedule and cash for Vice Presidents or above and in cash only to other eligible members of management, based on the Company’s and each division’s progress towards the annual performance objectives established by the Committee, with any eligible distributions expected to be made in March following the performance year.

The bonus paid to each of the Named Executive Officers for fiscal year 2006 (including any amounts paid pursuant to the Fiscal Year 2006 Six Month Bonus Plan for Executives) is set forth in the Summary Compensation Table.

Long-Term Incentives. TiVo’s long-term incentive program for executives and employees generally consists of awards of stock options and restricted stock bonus awards under the Amended & Restated 1997 and 1999 Equity Incentive Plans. The equity incentive program utilizes vesting periods (generally four years for stock option grants and one to two years for restricted stock bonus awards) to encourage key employees to continue in its employ. Awards of both stock options and restricted stock bonus awards were made to executive’s and employees during fiscal year 2006. The amount and size of grants is determined based on practices at leading comparable companies in the technology industry and TiVo’s philosophy of significantly linking executive compensation with stockholder interests as well as the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the term of the grant. The Committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive and employee retention. Through equity grants of stock options, executives and employees receive significant equity incentives to build long-term stockholder value. Grants of stock options are made with per share exercise prices that are not less than 100% of fair market value on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term.

TiVo may also issue restricted stock bonus awards to executives and key employees under the Amended & Restated 1999 Equity Incentive Plan. For fiscal year 2006, restricted stock bonus awards were made to executives who were Vice Presidents or above pursuant to the terms of TiVo’s annual executive bonus plan described above. These restricted stock bonus awards were issued in March 2006 and will vest 100% on the first anniversary of their grant. Additionally, during fiscal year 2006, TiVo made selected grants of restricted stock bonus awards to key members of TiVo’s executive management team to reward performance and encourage future performance. These restricted stock bonus awards also will vest 100% on the first anniversary of their grant.

The equity awards made to each of the Named Executive Officers for fiscal year 2006 is set forth in the Summary Compensation Table.

Other Compensation. TiVo’s executive’s are also eligible to participate in compensation and benefit programs generally available to other employees, including TiVo’s Employee Stock Purchase Plan. In addition, from time to time, executive’s have received sign-on bonuses or other bonuses based on extraordinary effort.

Severance Plan For Select Senior Executives. For a limited period of time, the Committee also established a severance plan for the Company’s senior leadership to provide continuity, stability, and retention during the Company’s transition between Chief Executive Officers. The plan remains in effect only until twelve (12) months after the date Mr. Rogers was hired by the Company as its new Chief Executive Officer. Pursuant to the plan, only the Company’s Executive Vice Presidents and Senior Vice Presidents prior to the hiring of Mr. Rogers, which currently only includes Mr. Barton and Mr. Roberts, are eligible to receive certain specified benefits and salary under limited circumstances, such as their involuntarily termination without cause.

Corporate Performance and Chief Executive Officer Compensation

Compensation of Thomas Rogers. Mr. Rogers became President and Chief Executive Officer of TiVo on July 1, 2005 and previously served as TiVo’s Vice Chairman of the Board and continues to serve as a member of TiVo’s Board of Directors. Mr. Rogers’ compensation was set by the terms of his employment agreement with TiVo and are described in the section of the proxy statement entitled “Executive Compensation and Other Information — Employment Contracts, Termination of Employment and Change in Control Arrangements.” Mr. Rogers’ base salary during fiscal year 2006 as Chief Executive Officer was $750,000, pursuant to his employment contract and is subject to annual review at the discretion of the Compensation Committee. This amount, in addition to annual incentives consisting of a fiscal 2006 cash bonus of $294,521 and grants of restricted stock, stock option and stock appreciation rights upon his employment, was estimated by the Committee to provide an annual cash compensation level comparable to the average of the above mentioned selected peer group of companies and appropriately encourage and reward Mr. Rogers’ for future performance. In setting this amount, the Committee took into account (i) its belief that Mr. Rogers is a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the television, cable, media and advertising related industries, (ii) the scope of Mr. Rogers’ responsibilities, and (iii) his ability to assist with the Company’s strategic and operational initiatives.

Compensation of Mike Ramsay. During fiscal year 2006, Mr. Ramsay served as Chairman of the Board, President and Chief Executive Officer of TiVo until his resignation effective July 1, 2005. On July 29, 2005, we entered into an employment transition and separation agreement with Mr. Ramsay more fully described in detail in the section of the proxy statement entitled “Executive Compensation and Other Information — Employment Contracts, Termination of Employment and Change in Control Arrangements.” Mr. Ramsay remains a member of TiVo’s Board of Directors and currently remains an employee of TiVo. Pursuant to Mr. Ramsay’s employment transition and separation agreement, he continued to receive his annual base salary of $380,000 until September 9, 2005, after which Mr. Ramsay is being compensated at annual salary of $100,000. Pursuant to Mr. Ramsay’s employment agreement, he is also being compensated as a non-employee member of the Board of Directors for his attendance at committee meetings and eligibility for annual retainer fee and stock option grants made to other non-employee members of TiVo’s Board of Directors. His current employment agreement is set to expire on August 8, 2006, unless renewed or amended.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executives, deductibility has not been and will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirement for full deductibility, certain compensation paid by TiVo may not be fully deductible under Section 162(m). Stock options, restricted stock bonus awards and cash bonuses granted or paid to executive officers based on the evaluation of performance in fiscal year 2006 will not constitute “performance-based” compensation under Section 162(m).

Conclusion

Through the plans described above, a significant portion of TiVo’s compensation program and Mr. Rogers’ compensation are contingent on TiVo’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. TiVo remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of TiVo’s business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE
Geoffrey Y. Yang (Chair)
Joseph Uva

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of TiVo’s Compensation Committee are Messrs. Uva and Yang. Neither of the current members of our Compensation Committee is currently or has been, at any time since its formation, an officer or employee. Prior to the formation of the Compensation Committee, all decisions regarding compensation for directors, officers, employees, and consultants and administration of stock and incentive plans were made solely by the Board.

STOCK PERFORMANCE MEASUREMENT COMPARISON

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

The following graph and table compare the cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index (U.S. companies only), and the Research Data Group (“RDG”) Technology Composite Index over the last five fiscal years. The graph and table assume an investment of $100 in TiVo and in each index on January 31, 2001, and that dividends, if any, were reinvested. The graph and table depict the change in value of TiVo in relation to the indices as of January 31st of each subsequent year (and not for any interim or other period). The stock performance shown on the graph and table below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG TIVO INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE RDG TECHNOLOGY COMPOSITE INDEX

	Jan-01	Jan-02	Jan-03	Jan-04	Jan-05	Jan-06
TiVo Inc.	100.00	85.19	72.56	150.88	56.28	77.33
NASDAQ Stock Market (U.S.)	100.00	71.64	49.90	77.79	77.83	87.71
RDG Technology Composite	100.00	65.01	39.40	62.34	57.28	65.40

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange requires TiVo’s directors and executive officers and persons who own more than ten percent of a registered class of TiVo ‘s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TiVo. Reporting Persons are required by SEC regulation to furnish TiVo with copies of all Section 16(a) forms they file.

To TiVo’s knowledge, based solely on a review of the copies of such reports furnished to TiVo and written representations from certain Reporting Persons that no other reports were required, TiVo believes that during fiscal 2006 all Reporting Persons complied with all applicable filing requirements.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of independent public accountants appointed by the the Audit Committee for the fiscal year ending January 31, 2007 is KPMG LLP. The Audit Committee reviews and pre-approves audit and permissible non-audit services performed by KPMG LLP, as well as the fees paid to KPMG LLP for such services. Before recommending KPMG LLP as our independent auditors for fiscal 2007, the Audit Committee carefully considered the firm’s qualifications as independent auditors for TiVo.

The Board expects that the representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so, and will be available to respond to appropriate questions.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that your are reading. Portions of this proxy statement are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006 and in our Registration Statements on Form S-3 and S-8. Based on SEC regulations, the “Report of the Audit Committee” on pages 8, the “Report of the Compensation Committee of the Board of Directors on Executive Compensation” on pages 24-27 and the performance graph on page 28 of this proxy statement shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.

This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

This proxy statement is sent to you as part of the proxy materials for the 2006 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of TiVo stock.

AVAILABILITY OF ADDITIONAL INFORMATION

Copies of TiVo’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 have been distributed to stockholders entitled to vote at our 2006 Annual Meeting of Stockholders. Additional copies and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from Investor Relations, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002. The annual report, proxy statement, and Form 10-K are also available on TiVo’s website at www.tivo.com/ir.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Security holders may contact the Board regarding bona fide issues or questions about TiVo by mail, facsimile, or e-mail, addressed as follows: Board of Directors, or individual director, c/o Corporate Secretary, 2160 Gold St., P.O. Box 2160, Alviso, CA 95002; or by Fax: (408) 519-3304; or by e-mail: Board@tivo.com. The Corporate Secretary periodically will forward such communications or provide a summary to the Board or the relevant members of the Board.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL STOCKHOLDERS’ MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for TiVo’s 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act is February 24, 2007. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Corporate Secretary. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on May 3, 2007 nor earlier than the close of business on April 3, 2007, and must otherwise satisfy the requirements of TiVo’s Amended & Restated Bylaws. If the date of the 2007 Annual Meeting changes by more than thirty (30) days from the date of the 2006 Annual Meeting, a stockholder’s proposal or nomination must be delivered to or mailed and received at our principal executive offices no later than ten (10) calendar days following the first public announcement of the revised date of the 2007 Annual Meeting. A stockholder’s notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the 2007 Annual Meeting:

•	a brief description of the business desired to be brought before the 2007 Annual Meeting and the reasons for conducting the business at the 2007 Annual Meeting;

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing the business;

•	the class and number of shares of TiVo stock which are beneficially owned by the stockholder;

•	any material interest of the stockholder in the business; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act. Notwithstanding anything in TiVo’s Amended & Restated Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in TiVo’s Amended & Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, TiVo Inc., 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, or contact Investor Relations by telephone at (408) 519-9345. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2006 Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on such matters in accordance with the recommendation of the Board, if no recommendation is given, in their own discretion. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ Thomas S. Rogers
Thomas S. Rogers
Chief Executive Officer and President

Alviso, California

May 31, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TIVO INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of TiVo Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 31, 2006, and hereby appoints Thomas S. Rogers and Matthew Zinn, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2006 Annual Meeting of Stockholders of TiVo Inc., to be held on August 2, 2006, at 10:30 a.m., at the offices of Latham & Watkins LLP. at 140 Scott Drive, Menlo Park, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of the three named directors to hold office until the 2009 Annual Meeting of Stockholders; (2) for the ratification of the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending January 31, 2007; and as recommended by the Board, or if no recommendation is given, at the discretion of said proxies on such other matters as may come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark your votes as in this example.

1. Election of Directors: ☐  FOR all nominees (except as indicated); ☐  WITHHOLD authority to vote for all nominees Nominees: Michael Ramsay, Randy Komisar, and Geoffrey Y. Yang

If you wish to withhold authority to vote for any individual nominee, strike a line through that individual’s name.

2.	To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending January 31, 2007. ☐ FOR ☐ AGAINST ☐ ABSTAIN

Note: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned in the enclosed envelope.

SIGNATURE(S)

DATE

Please sign exactly as name(s) appears hereon. When

shares are held by joint tenants, both should sign.

When signing as attorney, executor, administrator,

trustee, or guardian, please give full title as such. If a

corporation, please sign in full corporate name by

President or other authorized officer. If a partnership,

please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.